Exhibit 10.21

AMENDMENT NO. 1 TO

GUARANTY BANCORP

2015 LONG-TERM INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Guaranty Bancorp 2015 Long-Term Incentive Plan (the “Plan”) is hereby adopted by the Board of Directors (the “Board”) of Guaranty Bancorp, a Delaware corporation (the “Company”), this 6th day of November, 2017.

WHEREAS, the Board previously adopted Plan to attract, motivate, and retain highly competent persons through the use of incentives through the grant of awards under the Plan;

WHEREAS, the Board desires to amend the Plan to comply with Accounting Standards Update 2016-09, Compensation – Stock Compensation (Topic 718);

WHEREAS, Section 10 of the Plan permits the Committee to amend the Plan at any time in such respects as it deems advisable; and

WHEREAS, the Board hereby amends the Plan as follows:

1. Tax Withholding. Section 19(b) is hereby amended by deleting the word “minimum” in each instance that it appears in such section, including in the subsections thereunder.